                                                                 Exhibit 99.8(c)


                      FORM OF NOTICE OF RIGHT OF SURRENDER
                      WHILE SALES CHARGE LIMITATION APPLIES


        RE:         [Policy Number]
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                    [Name]
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           Premium Mode:
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           Modal Planned Premium:$
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This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

Your Policy has gone into default. If you fail to make the required payment within the grace period (61 days), the Policy will lapse and your Net Cash Surrender Value as of the date of default less the monthly deduction then due will be paid to you together with any amount to which you may be entitled under the Policy's sales charge limitation provisions.

The deferred sales charge will be limited to (i) the sum of 30% of premiums paid up to the lesser of one guideline annual premium or the maximum amount of premiums paid subject to the deferred sales charge plus (ii) 10% of premiums paid in excess of one guideline annual premium up to the lesser of two guideline annual premiums or the maximum amount of premiums paid subject to the deferred sales charge plus (iii) 9% of the premiums paid in excess of two guideline annual premiums up to the maximum amount of premiums paid subject to the deferred sales charge.

You also have, pursuant to requirements of the SEC and your Policy, the right to surrender your Policy at any time from the date of issuance to the expiration of twenty-four (24) months from that date and to receive, in cash, the Net Cash Surrender Value of the Policy at the time of surrender, and any amount to which you are entitled under the sales charge limitation provisions described above. The same rights apply to this Policy for twenty-four months following the date of an increase in face amount which results in new surrender charges. The sales charge limitation relating to an increase in face amount only applies to the deferred sales charges attributable to the increase.

In determining whether or not to exercise your right to surrender while the sales charge limitation applies, you should consider, among other things, the projected cost of your Policy including your ability to make additional payments, if required. You have already been furnished a prospectus which describes the deductions from premiums before amounts are allocated to the applicable separate account for investment. These are:

         For applicable state and local taxes, 2.35% of each premium payment.

         For applicable federal taxes, 1.25% of each premium payment.

         For sales charges, 5.5% of each premium payment in each Policy Year, up to a maximum of the then current Target Premium for the first ten Policy Years following the Policy Date or following an increase in face amount.

The prospectus also describes other charges which are taken from the Policy Value, including the charge assessed upon surrenders and decreases in face amount.

If you should have any questions regarding your right of surrender while the sales charge limitation applies, please refer to your prospectus. Should you decide to exercise this right, complete the enclosed form and return your Policy in accordance with the enclosed instructions, postmarked on or before the latest date permitted for cancellation as described above.

                                  INSTRUCTIONS

                              Please Read Carefully

To the Policyowner:

If, after reading the enclosed notice, you elect to return your Policy for surrender while the sales charge limitation applies you must:

     1.   Sign and date the bottom of this form.
     2.   Mail the form together with your Policy (if received by you) to

          The Manufacturers Life Insurance Company of America
          P.O. Box 633
          Niagara Square Station
          Buffalo, New York,  14202-0633.

     3. The postmark on the envelop must be on or before the latest date permitted for surrender while the sales charge limitation applies, as described in the attached letter.
     4. Please check the box at the bottom if you have not yet received your Policy when mailing this form.


To:    The Manufacturers Life Insurance Company of America

Pursuant to the terms of the notice previously me by The Manufacturers Life Insurance Company of America I hereby returned the Policy numbered below for surrender and request the to me in cash of the Net Cash Surrender Value next computed after my request for surrender is received plus any amount to which I am entitled under the Policy's sales charge limitation provisions.



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Date                                         Signature of Policyowner



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                                             Policy number


[ ] The policy has not yet been received and should it be received will be returned to The Manufacturers Life Insurance Company of America.